Exhibit 99.1

Carroll Capital Holdings, LLC to invest US$1 million into new Diligent Board Member Services, Inc. equity

DILIGENT BOARD MEMBER SERVICES INC (DIL) announces that on January 26, 2009 it entered into a conditional agreement with Carroll Capital Holdings LLC (“Carroll”), pursuant to which Carroll will invest US$1,000,000 into new DIL share capital. This investment along with the Spring Street investment announced earlier brings a successful close to the Company’s active search for investors/financing.

Diligent decided to accept this additional US$1,000,000 investment offer as part of its overall plan to secure Diligent’s financial position and strengthen the ongoing development of its SaaS subscription business—where revenues grow exponentially as customers pay annual subscription fees (with no customer acquisition costs after a customer's first year subscription). This provides very attractive returns and a strong future for Diligent.

While the challenging economic conditions have had an impact on Diligent, they have also increased the demand for its Boardbooks product. Diligent is starting to see signs of corporations now more seriously motivated to implement board portals as a way to improve corporate governance, board effectiveness and efficiency. Diligent is already beginning to benefit from this trend. This additional US$1,000,000 investment will give Diligent the financial resources needed to further capitalize on this opportunity.

Carroll Capital Holdings, LLC is a privately owned investment firm whose primary investment strategies focus on providing equity and/or debt capital to small and medium sized service companies in order to take advantage of unique long-term growth opportunities. Kenneth Carroll, President/CEO of Carroll Capital Holdings LLC has been a long term successful investor in technology companies and is already a substantial common stock shareholder in Diligent.

The Carroll investment is being made on virtually the same terms and conditions as the investment of US$2,000,000.00 by Spring Street Partners L.P. (which was announced on 20 January 2009).

A summary of the key terms of the Carroll transaction are as follows:

- 10,000,000 convertible preferred shares (“Preferred Shares”) will be issued to Carroll at US$0.10 per share, making a total subscription amount of US$1,000,000;

- The Preferred Shares will carry a dividend of 11% per annum, with the dividend (at DIL’s option) either being paid in cash or in kind by the issue of additional Preferred Shares (“PIK Shares”) at the same issue price of US$0.10 per share;

- The Preferred Shares will be convertible at any time by Carroll into DIL common stock, on a one-for-one basis;

- The Preferred Shares to be issued to Carroll will rank equally with the Preferred Shares to be issued to Spring Street Partners L.P. and will rank in seniority to DIL common stock both upon a liquidation and for dividends prior to liquidation;

- Carroll may require DIL to redeem the Preferred Shares in cash at any time after 60 months from the date of issue, at a redemption price of US$0.10 plus any accrued and unpaid dividends which have not already been converted into PIK Shares;

- If Carroll offers its shares for conversion at any time after 60 months from the date of issue, DIL has the right to pre-empt conversion of the PIK shares by redemption in cash at US$0.10 per share;

- Standard anti-dilution provisions will apply, whereby the conversion price of the Preferred Shares may be adjusted downwards if DIL issues common stock for less than US$0.10 per share. The adjustment will be undertaken on a weighted average basis;

- Upon a liquidation of DIL, a sale of the majority of DIL’s issued stock or assets, or a merger by DIL with another entity, DIL will be obliged to make a cash payment to Carroll equal to 1.5 times the face value (US$0.10 per share) of all Preferred Shares (including PIK Shares), after which point the Preferred Shares will convert to common stock and participate pro rata with common stock in distributions to stock holders;

- The Preferred Shares will carry the same voting rights as common stock;

- As long as at least 12,000,000 Preferred Shares remain outstanding and unconverted into common stock, Diligent will be restricted from taking certain key actions without first obtaining the consent of not less than 60% of the votes attaching to the Preferred Shares. These events will include:

- liquidation;

- issue of additional equity ranking ahead of or equal to the Preferred Shares;

- new borrowings;

- changes to the number of DIL directors.

In addition, certain alterations to DIL’s Certificate of Incorporation or by-laws may not be undertaken without first obtaining the consent of not less than 81% of the votes attaching to the Preferred Shares.

- For as long as not less than 12,000,000 Preferred Shares remain outstanding and unconverted, these shares will between them carry the right to appoint a director to the DIL Board;

- Carroll will have a right to participate pro rata in future issues of equity by DIL in order to maintain its percentage ownership, subject to certain exceptions.

This transaction is conditional on the obtaining of all required consents and approvals from the DIL Board of Directors and shareholders, NZX and any applicable regulatory authorities, the execution of a definitive agreement between the parties and the concurrent closing of the $2,000,000 investment by Spring Street Partners L.P. The expected closing of the transaction is two business days after DIL shareholder approval has been obtained.

Summary:

While conservation of cash reserves continues to remain an important priority for Directors and Management, growth opportunity and focus on bringing the Company to a cash positive position is also a priority and an important path to preserving shareholder value.

For additional information on Diligent please contact CFO@Boardbooks.com or visit www.Boardbooks.com.

ABOUT Diligent Board Member Services, Inc. - Diligent provides board management services including its premier product, Diligent Boardbooks, a web-based system specifically designed to simplify and centralize the management and delivery of board meeting materials. Diligent Boardbooks is designed to accommodate all directors with a simple interface that looks like a book and works like a book. The software is easy to use and all that is required is an internet browser and access to the internet. Board materials are available to Directors on an on-demand basis via an encrypted, secure board portal with 24/7/365 concierge level service and support. Diligent Board Member Services is headquartered in New York and has offices in Toronto, Canada, as well as London, and Christchurch, New Zealand. Diligent is traded on the New Zealand Exchange under the symbol DIL. www.boardbooks.com

CONTACT: Geoff Senescall

Company Name: Diligent Board Member Services, Inc.

Voice Phone Number: 021481234

Email Address: geoff@senescallakers.co.nz

Website URL: www.Boardbooks.com